Exhibit 99.1

BankUnited, Inc. Reports Third Quarter 2012 Results, Continued Loan Growth

Miami Lakes, Fla. — October 25, 2012 — BankUnited, Inc. (or the “Company”) (NYSE: BKU) today announced financial results for the third quarter of 2012.

For the quarter ended September 30, 2012, the Company reported net income of $49.6 million, or $0.48 per diluted share, as compared to $45.6 million, or $0.45 per diluted share, for the quarter ended September 30, 2011.

For the nine months ended September 30, 2012, the Company reported net income of $148.8 million, or $1.44 per diluted share.  These earnings produced an annualized return on average stockholders’ equity of 11.96% and an annualized return on average assets of 1.63%.  The Company reported net income of $21.9 million, or $0.20 per diluted share, for the nine months ended September 30, 2011.  The results for the first nine months of 2011 included a one-time charge of $110.4 million, recorded in conjunction with the Company’s initial public offering (IPO) in February 2011, which was not deductible for income tax purposes.

John Kanas, Chairman, President and Chief Executive Officer, said, “The impressive improvement in the South Florida economy continues to propel our organic growth as well as our robust earnings performance.”

Financial Highlights

•                  New loans grew by $361.3 million during the third quarter of 2012.  For the nine months ended September 30, 2012, new loans increased by $1.5 billion to $3.3 billion, an annualized growth rate of 121%.  For both the third quarter and the first nine months of 2012, new loan growth outpaced the resolution of covered loans.

•                  Deposits increased to $8.5 billion with demand deposits totaling $1.7 billion, or 20.5% of total deposits.  For the nine months ended September 30, 2012, total demand deposits grew by $507.8 million, an annualized growth rate of 55%.

•                  The cost of deposits continues to trend downward.  The cost of deposits was 0.78% for the third quarter of 2012, as compared to 0.84% for the second quarter of 2012 and 1.07% for the third quarter of 2011.

•                  Book value and tangible book value per common share grew to $17.98 and $17.24, respectively, at September 30, 2012.

•                  We continue to expand our branch network, opening 2 new branches during the third quarter, with 3 additional branch openings planned for the fourth quarter.

Capital Ratios

BankUnited, Inc. continues to maintain a robust capital position.  The Company’s capital ratios at September 30, 2012 were as follows:

Tier 1 leverage	12.9%

Tier 1 risk-based capital	34.3%

Total risk-based capital	35.6%

The Company and its banking subsidiaries continue to exceed all regulatory guidelines required to be considered well capitalized.

Loans

Loans, net of discount and deferred fees and costs, increased to $5.3 billion at September 30, 2012 from $4.1 billion at December 31, 2011. New loans grew by $1.5 billion to $3.3 billion at September 30, 2012 from $1.7 billion at December 31, 2011. Covered loans declined to $2.0 billion at September 30, 2012 from $2.4 billion at December 31, 2011.

In the third quarter of 2012, new commercial loans (including commercial loans, commercial real estate loans and leases) grew $257.0 million to $2.4 billion, primarily reflecting the Company’s expansion of market share in Florida. For the quarter ended September 30, 2012, the Company’s portfolio of new residential loans grew $94.7 million to $808.5 million, primarily reflecting the purchase of residential loans outside of Florida to help diversify credit risk within the residential portfolio.

A comparison of portfolio composition at September 30, 2012 and December 31, 2011 follows:

	New Loans		Total Loans
	September 30,	December 31,	September 30,	December 31,
	2012	2011	2012	2011
Single family residential and home equity	24.9%	27.0%	48.6%	60.2%
Commercial real estate	31.6%	26.2%	24.2%	19.4%
Commercial	43.0%	46.6%	26.8%	20.2%
Consumer	0.5%	0.2%	0.4%	0.2%
	100.0%	100.0%	100.0%	100.0%

Asset Quality

The Company’s asset quality remained strong, with credit risk limited by its Loss Sharing Agreements with the FDIC. At September 30, 2012, covered loans represented 39% of the total loan portfolio, as compared to 59% at December 31, 2011.

The ratio of non-performing loans to total loans was 0.62% at September 30, 2012 as compared to 0.70% at December 31, 2011 and 0.92% at September 30, 2011. At September 30, 2012, non-performing assets totaled $122.2 million, including $89.2 million of other real estate owned (“OREO”), as compared to $152.6 million, including $123.7 million of OREO, at December 31, 2011, and $162.0 million, including $125.0 million of OREO, at September 30, 2011. All OREO at September 30, 2012 is covered by the Company’s Loss Sharing Agreements.

For the quarters ended September 30, 2012 and 2011, the Company recorded provisions for (recoveries of) loan losses of $6.4 million and $1.3 million, respectively. Of these amounts $1.0 million and $(6.4) million, respectively, related to covered loans and $5.4 million and $7.6 million, respectively, related to new loans.

For the nine months ended September 30, 2012 and 2011, the Company recorded provisions for (recoveries of) loan losses of $17.9 million and $9.8 million, respectively. Of these amounts, $1.1 million and $(2.8) million, respectively, related to covered loans, and $16.7 million and $12.6 million, respectively, related to new loans. The increase in the provision for new loans reflected growth in the Company’s new loan originations.

The provisions (recoveries) related to covered loans were significantly mitigated by increases (decreases) in non-interest income recorded in “Net gain (loss) on indemnification asset.”

The following table summarizes the activity in the allowance for loan losses for the three and nine months ended September 30, 2012 and 2011 (in thousands):

	Three Months Ended September 30, 2012				Three Months Ended September 30, 2011
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$11,085	$9,878	$34,672	$55,635	$29,976	$16,123	$10,540	$56,639
Provision	(867)	1,888	5,353	6,374	(5,544)	(835)	7,631	1,252
Charge-offs	(296)	(1,032)	(578)	(1,906)	(2,300)	(577)	(179)	(3,056)
Recoveries	—	131	182	313	—	222	1	223
Balance at end of period	$9,922	$10,865	$39,629	$60,416	$22,132	$14,933	$17,993	$55,058

	Nine Months Ended September 30, 2012				Nine Months Ended September 30, 2011
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$16,332	$7,742	$24,328	$48,402	$39,925	$12,284	$6,151	$58,360
Provision	(3,649)	4,786	16,729	17,866	(8,263)	5,458	12,621	9,816
Charge-offs	(2,761)	(3,072)	(1,694)	(7,527)	(10,742)	(3,045)	(794)	(14,581)
Recoveries	—	1,409	266	1,675	1,212	236	15	1,463
Balance at end of period	$9,922	$10,865	$39,629	$60,416	$22,132	$14,933	$17,993	$55,058

Investment Securities

Investment securities grew to $4.8 billion at September 30, 2012 from $4.2 billion at December 31, 2011. The average yield on investment securities was 2.89% for the nine months ended September 30, 2012 as compared to 3.46% for the nine months ended September 30, 2011. The decline in yield reflected the impact of securities at lower prevailing market rates of interest. The effective duration of the Company’s investment portfolio was approximately 1.77 years at September 30, 2012.

Deposits

At September 30, 2012, deposits totaled $8.5 billion as compared to $7.4 billion at December 31, 2011. Demand deposits (including non-interest bearing and interest bearing deposits) grew $507.8 million to $1.7 billion at September 30, 2012 from $1.2 billion at December 31, 2011. This was driven principally by growth in commercial and small business accounts. The average cost of deposits was 0.78% for the quarter ended September 30, 2012 as compared to 1.07% for the quarter ended September 30, 2011 and 0.84% for the nine months ended September 30, 2012 as compared to 1.12% for the nine months ended September 30, 2011. The decrease in the average cost of deposits was primarily attributable to the continued growth in lower cost deposit products and a decline in market rates of interest.

Net interest income

Net interest income for the quarter ended September 30, 2012 grew to $139.4 million from $128.8 million for the quarter ended September 30, 2011. Net interest income for the nine months ended September 30, 2012 was $423.0 million as compared to $358.4 million for the nine months ended September 30, 2011.

The Company’s net interest margin for the quarter ended September 30, 2012 was 5.39% as compared to 6.30% for the quarter ended September 30, 2011. Net interest margin for the nine months ended September 30, 2012 was 5.72% as compared to 6.02% for the nine months ended September 30, 2011.

The Company’s net interest margin for the quarters and nine months ended September 30, 2012 and 2011, was impacted by reclassifications from non-accretable difference to accretable yield on ACI loans (defined as covered loans acquired with evidence of deterioration in credit quality). Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans. The accretable yield on ACI loans represents the amount by which undiscounted expected future cash flows exceed the carrying value of the loans. As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition (as defined below), the Company reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the nine months ended September 30, 2012 and the year ended December 31, 2011 were as follows (in thousands):

Balance, December 31, 2010	$1,833,974
Reclassifications from non-accretable difference	135,933
Accretion	(446,292)
Balance, December 31, 2011	1,523,615
Reclassifications from non-accretable difference	83,508
Accretion	(321,177)
Balance, September 30, 2012	$1,285,946

Non-interest income

Non-interest income for the quarter ended September 30, 2012 was $25.7 million, as compared to $32.8 million for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, non-interest income was $83.7 million as compared to $149.9 million for the nine months ended September 30, 2011.

Non-interest income for the quarter and nine months ended September 30, 2012 was impacted by lower accretion of discount on the FDIC indemnification asset of $3.4 million and $14.5 million, respectively, as compared to $10.8 million and $45.2 million, respectively, for the quarter and nine months ended September 30, 2011. As the expected cash flows from ACI loans have increased as discussed above, the Company expects reduced cash flows from the FDIC indemnification asset, resulting in lowered accretion.

Net gain (loss) on indemnification asset was $(14.2) million and $(26.6) million, respectively, for the quarter and nine months ended September 30, 2012, as compared to $(0.8) million and $36.9 million, respectively, for the quarter and nine months ended September 30, 2011. Factors impacting this change included increased income from resolution of covered assets, net, reduced OREO impairment and more favorable gains (losses) on the sale of OREO as discussed below, as well as the variance in the provision for losses on covered loans as discussed above.

In addition, the quarter ended September 30, 2012 included approximately $6.0 million of aggregate realized gains from the liquidation of our position in non-investment grade and certain other preferred stock positions in order to reduce our concentration in bank preferred stock investments.

Non-interest expense

Non-interest expense totaled $77.2 million for the quarter ended September 30, 2012 as compared to $79.8 million for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, non-interest expense totaled $244.4 million as compared to $380.0 million for the nine months ended September 30, 2011. Non-interest expense for the nine months ended September 30, 2011 included a one-time compensation expense of $110.4 million recorded in conjunction with the Company’s IPO.

Employee compensation and benefits (excluding the one-time charge of $110.4 million discussed above) and occupancy and equipment expense increased for the quarter and nine months ended September 30, 2012 as compared to the quarter and nine months ended September 30, 2011, reflecting the Company’s continued expansion and the opening and refurbishment of branches. For the quarter and nine months ended September 30, 2012, the aggregate of OREO related expense, gain (loss) on sale of OREO, foreclosure expense, and impairment of OREO totaled $4.8 million and $21.3 million, respectively, as compared to $12.9 million and $72.7 million, respectively, for the quarter and nine months ended September 30, 2011. The sharply lower level of expense for the quarter and nine months ended September 30, 2012 reflected lower levels of OREO and foreclosure activity as well as improving real estate market trends as compared to the prior year.

Earnings Conference Call and Presentation

A conference call to discuss the third quarter results will be held at 9:00 a.m. ET on Thursday, October 25, 2012 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Douglas J. Pauls.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (888) 713-4214 (domestic) or (617) 213-4866 (international). The name of the call is BankUnited, and the passcode for the call is 91039895. A replay of the call will be available from 11:00 a.m. EDT on October 25th through 11:59 p.m. EDT on November 1st by calling (888) 286-8010 (domestic) or (617) 801-6888 (international). The passcode for the replay is 34922414. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited and the Acquisition

BankUnited, Inc. is a bank holding company with three wholly-owned subsidiaries: BankUnited, N.A., which is one of the largest independent depository institutions headquartered in Florida by assets, BankUnited Investment Services, Inc., a Florida insurance agency which provides comprehensive wealth management products and financial planning services, and Herald National Bank, a commercial bank servicing the New York City market. BankUnited,

N.A., is a national bank headquartered in Miami Lakes, Florida with $12.1 billion of assets, more than 1,350 professionals and 96 branches in 15 counties at September 30, 2012.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, on April 28, 2009. On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the “FSB Acquisition”. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the “Loss Sharing Agreements”, which cover certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently acquired, purchased or originated assets. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s current estimate of cumulative losses on the covered assets is approximately $4.6 billion. The Company has received $2.1 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of September 30, 2012.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 available at the SEC’s website (www.sec.gov).

Contacts

BankUnited, Inc.

Investor Relations:

Douglas J. Pauls, 305-461-6841

dpauls@bankunited.com

or

Media Relations:

Mary Harris, 305-817-8117

mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share and per share data)

	September 30,	December 31,
	2012	2011
ASSETS

Cash and due from banks:
Non-interest bearing	$50,642	$39,894
Interest bearing	22,983	13,160
Interest bearing deposits at Federal Reserve Bank	270,068	247,488
Federal funds sold	2,950	3,200
Cash and cash equivalents	346,643	303,742
Investment securities available for sale, at fair value (including covered securities of $229,179 and $232,194)	4,783,646	4,181,977
Non-marketable equity securities	145,723	147,055
Loans held for sale	6,412	3,952
Loans (including covered loans of $2,043,635 and $2,422,811)	5,301,481	4,137,058
Allowance for loan and lease losses	(60,416)	(48,402)
Loans, net	5,241,065	4,088,656
FDIC indemnification asset	1,628,511	2,049,151
Bank owned life insurance	206,638	204,077
Other real estate owned, covered by loss sharing agreements	89,221	123,737
Deferred tax asset, net	80,957	19,485
Goodwill and other intangible assets	69,955	68,667
Other assets	149,655	131,539
Total assets	$12,748,426	$11,322,038

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Demand deposits:
Non-interest bearing	$1,232,365	$770,846
Interest bearing	499,917	453,666
Savings and money market	4,000,199	3,553,018
Time	2,725,382	2,587,184
Total deposits	8,457,863	7,364,714
Short-term borrowings	621	206
Federal Home Loan Bank advances and other borrowings	2,218,695	2,236,131
Income taxes payable	5,116	53,171
Advance payments by borrowers for taxes and insurance	44,645	21,838
Other liabilities	268,759	110,698
Total liabilities	10,995,699	9,786,758

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 94,472,538 and 97,700,829 shares issued and outstanding	945	977
Preferred stock, par value $0.01 per share, 100,000,000 shares authorized; 5,415,794 shares of Series A issued and outstanding at September 30, 2012	54	—
Paid-in capital	1,304,263	1,240,068
Retained earnings	372,542	276,216
Accumulated other comprehensive income	74,923	18,019
Total stockholders’ equity	1,752,727	1,535,280
Total liabilities and stockholders’ equity	$12,748,426	$11,322,038

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Interest income:
Loans	$137,039	$133,649	$415,957	$370,543
Investment securities available for sale	32,149	28,984	99,247	90,770
Other	1,117	522	3,306	2,145
Total interest income	170,305	163,155	518,510	463,458
Interest expense:
Deposits	16,459	18,437	50,466	57,767
Borrowings	14,429	15,920	45,021	47,244
Total interest expense	30,888	34,357	95,487	105,011
Net interest income before provision for (recovery of) loan losses	139,417	128,798	423,023	358,447
Provision for (recovery of) loan losses (including $1,021, $(6,379), $1,137 and $(2,805) for covered loans)	6,374	1,252	17,866	9,816
Net interest income after provision for (recovery of) loan losses	133,043	127,546	405,157	348,631
Non-interest income:
Accretion of discount on FDIC indemnification asset	3,432	10,804	14,513	45,247
Income from resolution of covered assets, net	17,517	4,702	39,602	7,068
Net gain (loss) on indemnification asset	(14,199)	(777)	(26,602)	36,857
FDIC reimbursement of costs of resolution of covered assets	3,566	5,859	13,415	24,600
Service charges and fees	3,095	2,730	9,440	8,062
Gain on sale of investment securities available for sale, net	6,035	1,112	6,931	1,215
Mortgage insurance income	2,571	4,143	8,910	12,228
Investment services income	1,044	1,645	3,267	6,160
Other non-interest income	2,623	2,537	14,272	8,438
Total non-interest income	25,684	32,755	83,748	149,875
Non-interest expense:
Employee compensation and benefits	41,968	41,350	132,544	232,020
Occupancy and equipment	13,725	9,879	38,776	26,275
Impairment of other real estate owned	1,385	4,037	7,980	21,823
Foreclosure expense	3,060	3,859	9,671	14,386
(Gain) loss on sale of other real estate owned	(1,410)	2,865	(1,499)	27,339
Other real estate owned expense	1,756	2,188	5,193	9,120
Deposit insurance expense	2,040	134	5,136	6,652
Professional fees	3,850	5,468	11,452	12,204
Telecommunications and data processing	3,379	2,951	9,730	9,817
Other non-interest expense	7,469	7,021	25,388	20,344
Total non-interest expense	77,222	79,752	244,371	379,980
Income before income taxes	81,505	80,549	244,534	118,526
Provision for income taxes	31,948	34,996	95,776	96,638
Net income	49,557	45,553	148,758	21,888
Preferred stock dividends	921	—	2,762	—
Net income available to common stockholders	$48,636	$45,553	$145,996	$21,888
Earnings per common share, basic	$0.48	$0.45	$1.45	$0.21
Earnings per common share, diluted	$0.48	$0.45	$1.44	$0.20
Cash dividends declared per common share	$0.17	$0.14	$0.51	$0.42

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Three Months Ended September 30,
	2012			2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest earning assets:
Investment securities available for sale	$4,658,274	$32,149	2.76%	$3,747,679	$28,984	3.09%
Other interest earning assets	559,889	1,117	0.80%	544,733	522	0.38%
Loans	5,117,295	137,039	10.69%	3,885,210	133,649	13.72%
Total interest earning assets	10,335,458	170,305	6.58%	8,177,622	163,155	7.96%
Allowance for loan and lease losses	(56,392)			(56,489)
Non-interest earning assets	2,372,698			2,710,161
Total assets	$12,651,764			$10,831,294
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$505,657	824	0.65%	$384,425	637	0.66%
Savings and money market deposits	3,989,263	5,867	0.59%	3,425,440	7,599	0.88%
Time deposits	2,661,285	9,768	1.46%	2,371,668	10,201	1.71%
Total interest bearing deposits	7,156,205	16,459	0.91%	6,181,533	18,437	1.18%
Borrowings:
FHLB advances and other borrowings	2,225,235	14,420	2.58%	2,243,737	15,919	2.81%
Short-term borrowings	7,952	9	0.43%	939	1	0.49%
Total interest bearing liabilities	9,389,392	30,888	1.31%	8,426,209	34,357	1.62%
Non-interest bearing demand deposits	1,199,577			634,205
Other non-interest bearing liabilities	335,193			280,601
Total liabilities	10,924,162			9,341,015
Stockholders’ equity	1,727,602			1,490,279
Total liabilities and stockholders’ equity	$12,651,764			$10,831,294
Net interest income		$139,417			$128,798
Interest rate spread			5.27%			6.34%
Net interest margin			5.39%			6.30%

(1) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

(Dollars in thousands)

	Nine Months Ended September 30,
	2012			2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest earning assets:
Investment securities available for sale	$4,582,143	$99,247	2.89%	$3,498,872	$90,770	3.46%
Other interest earning assets	535,912	3,306	0.82%	635,780	2,145	0.45%
Loans	4,736,869	415,957	11.72%	3,803,764	370,543	13.00%
Total interest earning assets	9,854,924	518,510	7.02%	7,938,416	463,458	7.79%
Allowance for loan and lease losses	(54,540)			(58,693)
Non-interest earning assets	2,408,962			2,954,630
Total assets	$12,209,346			$10,834,353
Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$494,331	2,406	0.65%	$368,896	1,814	0.66%
Savings and money market deposits	3,870,050	18,790	0.65%	3,309,392	21,848	0.88%
Time deposits	2,621,599	29,270	1.49%	2,602,147	34,105	1.75%
Total interest bearing deposits	6,985,980	50,466	0.96%	6,280,435	57,767	1.23%
Borrowings:
FHLB advances and other borrowings	2,229,674	44,976	2.69%	2,248,456	47,238	2.81%
Short-term borrowings	14,777	45	0.41%	1,672	6	0.48%
Total interest bearing liabilities	9,230,431	95,487	1.38%	8,530,563	105,011	1.65%
Non-interest bearing demand deposits	1,040,153			593,357
Other non-interest bearing liabilities	276,857			276,457
Total liabilities	10,547,441			9,400,377
Stockholders’ equity	1,661,905			1,433,976
Total liabilities and stockholders’ equity	$12,209,346			$10,834,353
Net interest income		$423,023			$358,447
Interest rate spread			5.64%			6.14%
Net interest margin			5.72%			6.02%

(1) Annualized

BANKUNITED, INC. AND SUBSIDIARIES

EARNINGS PER COMMON SHARE

(In thousands except share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Basic earnings per common share:
Numerator:
Net income	$49,557	$45,553	$148,758	$21,888
Preferred stock dividends	(921)	—	(2,762)	—
Net income available to common stockholders	48,636	45,553	145,996	21,888
Distributed and undistributed earnings allocated to participating securities	(3,536)	(2,267)	(10,505)	(2,359)
Income allocated to common stockholders for basic earnings per common share	$45,100	$43,286	$135,491	$19,529
Denominator:
Weighted average common shares outstanding	94,196,429	97,265,095	94,856,763	96,712,972
Less average unvested stock awards	(746,934)	(1,272,726)	(1,184,068)	(1,454,811)
Weighted average shares for basic earnings per common share	93,449,495	95,992,369	93,672,695	95,258,161
Basic earnings per common share	$0.48	$0.45	$1.45	$0.21
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$45,100	$43,286	$135,491	$19,529
Adjustment for earnings reallocated from participating securities	2,615	1	15	—
Income used in calculating diluted earnings per common share	$47,715	$43,287	$135,506	$19,529
Denominator:
Average shares for basic earnings per common share	93,449,495	95,992,369	93,672,695	95,258,161
Dilutive effect of stock options and preferred shares	5,613,427	93,938	187,582	137,744
Weighted average shares for diluted earnings per common share	99,062,922	96,086,307	93,860,277	95,395,905
Diluted earnings per common share	$0.48	$0.45	$1.44	$0.20

BANKUNITED, INC. AND SUBSIDIARIES

SELECTED RATIOS

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
Financial ratios	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Return on average assets (4)	1.56%	1.67%	1.63%	0.27%
Return on average stockholders’ equity (4)	11.41%	12.13%	11.96%	2.04%
Net interest margin (4)	5.39%	6.30%	5.72%	6.02%

Capital ratios	September 30, 2012	December 31, 2011
Tier 1 risk-based capital	34.31%	41.62%
Total risk-based capital	35.64%	42.89%
Tier 1 leverage	12.89%	13.06%

Asset quality ratios	September 30, 2012	December 31, 2011
Non-performing loans to total loans (1) (3)	0.62%	0.70%
Non-performing assets to total assets (2)	0.96%	1.35%
Allowance for loan losses to total loans (3)	1.14%	1.17%
Allowance for loan losses to non-performing loans (1)	185.24%	167.59%
Net charge-offs to average loans (4)	0.17%	0.62%

(1)

We define non-performing loans to include nonaccrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans and other real estate owned.

(3)	Total loans is net of unearned discounts, premiums and deferred fees and costs.

(4)	Annualized